Exhibit 21.1

The subsidiaries of the Company are:

Elixir Gaming Technologies (Macau) Limited, a company incorporated in Macau

Elixir Gaming Technologies (Hong Kong) Limited, a company incorporated in Hong Kong

Elixir Gaming Technologies Philippines Inc. (formerly known as VendingData Philippines, Inc.), a company incorporated in the Republic of the Philippines

Elixir Gaming Technologies (Cambodia) Inc., a company incorporated in Cambodia

Dolphin Products Pty Ltd, a company incorporated in Australia

Dolphin Advanced Technologies, Pty. Ltd. a company incorporated in Australia

Dreamworld (Takeo) Investment Holding Limited, a company incorporated in Cambodia

Dreamworld Leisure (Cambodia) Limited, a company incorporated in Cambodia

Dreamworld Leisure (Kampot) Limited, a company incorporated in Cambodia